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                                                                    Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the 1999 Stock Incentive Plan and 1999 Employee Stock Purchase Plan (No. 333-81733), the 1999 Stock Incentive Plan, 1999 Employee Stock Purchase Plan and IShip.com, Inc. Amended and Restated 1997 Stock Plan (No. 333-33648) and the 1999 Stock Incentive Plan (No. 333-42764) of Stamps.com Inc. of our report dated February 6, 2003, with respect to the consolidated financial statements of Stamps.com Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

ERNST & YOUNG LLP

Los Angeles, California

March 27, 2003